                                                                    EXHIBIT 10.3
              AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

     THIS AGREEMENT is entered into by and between DICK DONNELLY AUTOMOTIVE ENTERPRISES, INC., a Delaware corporation, dba "DICK DONNELLY LINCOLN, MERCURY, AUDI, SUZUKI, ISUZU" (hereinafter referred to as "Seller"), and LITHIA MOTORS, INC. or its nominee (hereinafter referred to as the "Buyer").

    RECITALS:

    Seller is a Delaware business corporation engaged in the business of selling and servicing Lincoln, Mercury, Audi, Suzuki and Isuzu motor vehicles and related parts and accessories from premises located at 7175 South Virginia, Reno, Nevada and 40 Victorian Avenue, Sparks, Nevada (the "Business Real Property), under franchises issued by Ford Motor Company, Isuzu Motor Company, Suzuki Motor Company and Audi Motor Company.

    Buyer wishes to purchase from Seller, and Seller is willing to sell to Buyer, all assets relating to Seller's Lincoln, Mercury, Audi, Suzuki and Isuzu franchise at P.O. Box 7120, Reno, Nevada, conditioned upon the granting to Buyer of an exclusive franchise for the sale of new Lincoln, Mercury, Audi, Suzuki and lsuzu motor vehicle in the same geographical area as Sellers franchise.

    Buyer (or a related entity) also wishes to purchase, lease or sublease all of the real property and improvements which constitute the Business Real Property, and the purchase of Seller's business assets shall be conditioned upon the simultaneous closing of the purchase, lease or sublease of that real property by Buyer.

    NOW, THEREFORE, IN CONSIDERATION OF the mutual promises set forth herein, the parties agree as follows:

    1. Definitions. In this Agreement, the following words shall have the indicated meanings:

         (a) "Closing" shall refer to the consummation of the transaction contemplated under this Agreement in accordance with the terms hereof, and "Closing Date* shall refer to the actual date of Closing. 'Target Closing Date" shall refer to August 1, 1997. "Final Closing Date" shall refer to October 15, 1997.

         (b) "Sellers Business" shall refer to any and all activities conducted by Seller in Reno, Nevada, relating to the marketing and sale of new Lincoln, Mercury, Audi, Suzuki and lsuzu vehicles and associated parts and accessories, and the repair and servicing of new or used Lincoln, Mercury, Audi, Suzuki and Isuzu vehicles.

         (c) "Purchased Assets" shall refer to those assets which are identified in Paragraph 2 as being purchased and sold by the parties hereunder.

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         (d)  Seller's "Equipment" shall refer to all non-inventory items of tangible personal property presently owned or used by Seller in connection with Sellers Business, including all of Sellers machinery, tools, signs, office equipment, computer equipment, computer programs, microfiches, parts lists, repair manuals, sales or service brochures, furniture and fixtures, and all of Seller's leasehold improvements to the Business Real Property. Within 20 days after the date of this Agreement, Seller shall provide to Buyer a list of the "Certain Person" items being retained by Seller which list shall be attached hereto as Exhibit "A".

         (e) Seller's "Intangible As@N shall refer to Seller's telephone and f-ax numbers, service customer lists, sales customer lists, vehicle sales records, vehicle service records, all rights of Seller under contracts assigned to and assumed by Buyer pursuant to this Agreement, all goodwill associated with Seller's Business, and all other intangible rights and interests of any value relating to Seller's Business; provided, however, that Seller's business name ("Dick Donnelly Lincoln, Mercury, Audi, Suzuki, Isuzu") is included within the Intangible Assets being sold by Seller hereunder.

         (f) "Business Real Property" shall refer to all of the mal property located in Reno and Sparks, Nevada which has been used in connection with Seller's business, including but not limited to the premises at 7175 South Virginia St. Reno, Nevada and 40 Victorian Avenue, Sparks, Nevada.

         (g) "Franchisor shall refer to Ford Motor Company, American lsuzu Motor Corporation, American Suzuki Motor Corporation and Audi of America Incorporated.

         (h) "New Vehicle" shall refer to a Lincoln, Mercury, Audi, Suzuki and lsuzu motor vehicle which: (i) is unregistered and unused, (ii) is from the 1997 or 1998 model year, (ii) has been driven for less than 200 odometer miles, and
(iv) may be represented or warranted to consumers as "new" under Nevada law. "Rollback Vehicle" shall mean an unregistered vehicle from the 1997 or 1998 model year which has been sold to a customer by Seller but returned because of the customers inability to obtain financing for the purchase. "Demonstrator Vehicle shall mean an unregistered vehicle from the 1997 or 1998 model year which has been used and operated by Seller on dealer plates for sales demonstration purposes. "Used Vehicle" shall mean any vehicle which is not a "new vehicle", a 'demonstrator vehicle" or a "rollback vehicle" as defined in the three preceding sentences.

         (i) "Date of this Agreement!' shall refer to the first date upon which this Agreement has been signed by all of the parties.

         (j) All amounts payable by Buyer to Seller at Closing shall be paid by certified check drawn against a bank of Buyer's choice having offices located in Jackson County, Oregon, or by whatever other means shall be acceptable to Seller.

    2. PURCHASED ASSETS. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the assets identified in Paragraphs 3, 4, 5, 6, 7, 8, 9, and 10 of this Agreement (the "Purchased Assets"). Excluded from this transaction are Seller's cash, accounts receivable,

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notes receivable, banking accounts and deposits, and all other assets not identified in Paragraphs 3, 4, 5, 6, 7, 8, 9, and 1 0 of this Agreement.

    3. INVENTORY OF NEW VEHICLES, DEMONSTRATOR VEHICLES AND ROLLBACK VEHICLE. Buyer shall purchase Seller's entire inventory of new Lincoln, Mercury, Audi, Suzuki and lsuzu vehicles, as that inventory exists on the Closing Date. Buyer also shall purchase Seller's entire inventory of demonstrator vehicles and rollback vehicles (up to a maximum of five rollback vehicles), as that inventory exists on the Closing Date.

         (a) PRICE OF NEW VEHICLES. The purchase price for each of Sellers new vehicles shall be equal to Sellers factory invoice cost, reduced by any factory hold-backs, factory rebates, factory incentives, carry-over model allowances, floor plan allowances, finance cost allowances, advertising allowances, and any other Rems which should reasonably be deducted in order to establish Sellers actual net cost for each vehicle, and further reduced by the actual net cost for any and all accessories, equipment and parts which are missing from a vehicle. Seller's actual net cost for new vehicles shall include Seller's actual net cost for any and all parts and accessories reasonably installed by Seller to new vehicles in the ordinary course of business, but shall not include any other vehicle preparation charges, labor charges or other dealer charges of any kind.

         (b) DEDUCTION FOR DAMAGE TO NEW VEHICLES. Immediately prior to Closing, Buyer and Seller shall jointly inspect Sellers inventory of new vehicles. If any new vehicle purchased by Buyer from Seller is damaged, the price for that vehicle, as determined under subparagraph 3(a), shall be reduced by the actual net cost to Buyer of repairing that damage. If Buyer and Seller are unable to agree upon the actual net cost to Buyer of repairing the damage to a vehicle, then Buyer and Seller shall select an independent third party to determine that repair cost, which determination shall be binding upon both Buyer and Seller.

         (c) PAYMENT FOR NEW VEHICLES. The aggregate purchase pdoe for all now vehicles purchased by Buyer from Seller shall be paid in full at Closing.

         (d) PURCHASE ORDERS FOR NEW VEHICLES. Immediately pdor to Closing, Buyer and Seller shall jointly review Sellers outstanding purchase orders for new vehicles ordered from Seller by customers but not delivered prior to Closing. At Closing, Seller shall assign to Buyer, and Buyer shall assume from Seller, all of Seller's rights (including customer deposits) and obligations (including sales commissions) under such purchase orders; provided, however, that Buyer shall not be obligated to assume Seller's rights or obligations with respect to any new vehicle purchase order which is at a price less than factory invoice, or which provides for a trade in at a price or under terms unacceptable to Buyer. At Closing, Seller shall reimburse Buyer for all deposits made to Seller with respect to ordered but undelivered new vehicles.

         (e) PRICE FOR DEMONSTRATOR VEHICLES AND ROLLBACK Vehicles. The price for each demonstrator and rollback vehicle shall be determined as provided in subparagraphs 3(a) and 3(b) and then induced by $750 per vehicle and further reduced by 30 cents per mile for each odometer mile on that vehicle in excess of 200 miles. The price for each rollback vehicle shall be determined as provided in subparagraphs 3(a) and 3(b) and then reduced by 30 cents per mile

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for each odometer mile in excess of 200 miles.  The purchase price for demonstrator vehicles and rollback vehicles shall be paid at Closing.

    4. INVENTORY OF USED VEHICLES. Buyer intends to purchase Sellers entire inventory of used vehicle, as that inventory exists at Closing, including Sellers parts trucks, service vehicles and courtesy vehicles, and also including the one car that Seller provides to each of Sierra Nevada College, the Governor of the State of Nevada and the Reno D.A.R.E. Program.

         (a)  DISCLOSURES.  Seller shall be obligated, prior to Closing, to:
(i) disclose to Buyer any and all facts concerning each used vehicle which Seller would be legally obligated to disclose to a consumer (including but not limited to known damage and usage history), and (ii) provide to Buyer legal odometer statements and free and clear tide,(or proof @, for each of the used vehicles.

         (b) PRICE FOR USED VEHICLES. The price for the used vehicles shall be determined by using the Kelley Blue Book wholesale value, with exception of program vehicles which will be Seller's actual net cost. The Kelley Blue Book used will be the most current in production as of the date of closing. Buyer and Seller agree to establish the proposed purchase price for all of Sellers used vehicles at least three business days prior to the anticipated Closing Date.

         (c) PAYMENT FOR USED VEHICLES. The aggregate purchase price for Sellers inventory of used vehicle shall be paid in full at Closing.



    5. INVENTORY OF NOW PARTS AND ACCESSORIES. Buyer shall purchase Seller's entire inventory of new, current (non-obsolete), undamaged Lincoln, Mercury, Audi, Suzuki and Isuzu vehicle parts and accessories manufactured by Franchiser and/or third party suppliers, as that inventory exists on the Closing Date. Buyer shall have no obligation to purchase from Seller any parts or accessories which are used, damaged or obsolete. For purposes of this Paragraph 5, a part or accessory shall be "obsolete" on the Closing Date if not then returnable to the supplier from which that part was originally purchased, or if not then listed in the supplier's then-current price and parts books. Pdor to Closing, Seller shall maintain Sellers inventory of parts and accessories at a level consistent with good business practices and Sellers normal and regular course of business.

         (a)  PRICE FOR PARTS AND ACCESSORIES.  The purchase price for each item in Sellers inventory of new, current and undamaged parts and accessories for Lincoln, Mercury, Audi, Suzuki and lsuzu vehicles (whether manufactured by Franchiser or third party suppliers) shall be the net cost for that item as set forth in the then most recent price book published by the supplier of that item, REDUCED BY THE STOCK ORDER DISCOUNTS in order to establish what Buyers net cost for that item would be if that item was purchased by Buyer directly from that supplier at the time of Closing.

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         (b)  DETERMINATION OF INVENTORY OF PARTS AND ACCESSORIES.  Sellers
inventory of new, current and undamaged Lincoln, Mercury, Audi, Suzuki and lsuzu parts and accessories shall be determined immediately pdor to Closing (or on whatever earlier date shall be selected by mutual agreement of the parties). Buyer and Seller each shall be responsible for conducting the inventory.

         (c) PAYMENT FOR INVENTORY OF NEW PARTS AND ACCESSORIES. The purchase price for Seller's inventory of parts and accessories shall be paid in full at Closing.

    6. EQUIPMENT Buyer shall purchase Seller's Equipment. Buyer acknowledges that Seller is retaining, and is not selling to buyer those personal items of Seller's Equipment, if any, which are listed on Exhibit 'A' attached hereto.

         (a) PRICE FOR EQUIPMENT. The aggregate purchase price for Seller's Equipment shall be determined by a mutually agreed upon appraiser whose cost shall be equally shared by the parties.

         (b)  PAYMENT FOR EQUIPMENT.   The  purchase  pdoe  for  the  Equipment
shall be paid as follows:

              (1) Prior to or simultaneously with the execution of this Agreement, Buyer is making an earnest money deposit to Capital City Escrow, Inc., in Sacramento, California, in the amount of $300,000.00, which earnest money deposit, together with all interest earned thereon, shall be credited at Closing against the purchase price for the Equipment.

              (2) The balance of the purchase price for the Equipment shall be paid in full at Closing.

    7. SUPPLIES. Buyer shall purchase all of the gas, oil, nuts, bolts, and other automotive and office supplies which are held for use in Seller's Business; provided, however, that Buyer shall not be obligated to purchase used, damaged or obsolete items or supplies. The price for all such supplies shall be Sellers actual net cost, as determined by mutual agreement of the parties, and shall be paid to Seller at Closing.

    8. CONTRACTUAL RIGHTS AND OBLIGATIONS. At Closing, Buyer shall assume all rights and obligations of Seller under those certain equipment leases and other contracts identified on Exhibit "B' attached hereto, which Exhibit "B" shall be prepared and attached hereto within 20 days after the date of this Agreement. Seller warrants that all of Seller's obligations under the contracts listed on Exhibit "B* shall be current at the time of Closing. Seller agrees to indemnity Buyer against all obligations under the contracts identified on Exhibit "B* which relate to periods pdor to Closing. Buyer agrees to indemnity Seller against all obligations under the co identified on Exhibit "B" which relate to periods after Closing. The amount of any obligation assumed by Buyer pursuant to this Paragraph 8 shall be credited at Closing against the purchase price for the Equipment.

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    9.   REPAIR WORK IN PROGRESS.  Buyer shall purchase all of Sellers vehicle repair work in progress (in-house and subcontracted), at a price equal to Sellers actual net cost (before profit and overhead) for all work completed prior to Closing. The purchase price for work in progress shall be paid at Closing.

    10.  INTANGIBLE ASSETS.  Buyer shall purchase all of Seller's Intangible
Assets.

         (a) The aggregate purchase price for Seller's Intangible Assets shall be Three Million Three Hundred Thousand and 00/100 Dollars ($3,300,000.00). This $3,300,000.00 purchase price shall be allocated among the Rems which constitute the Intangible Assets as determined by Buyer in the reasonable exercise of Buyer's discretion; Two Million Seven Hundred Thousand and 00/1 00 Dollars ($2,700,000.00) of the purchase price for the Intangible Assets shall be paid at closing. The remaining $600,000.00 of the purchase price for the Intangible Assets shall be paid by Buyer to Seller as follows (subject to the provisions of subparagraph 10(b):

              (1) During the period beginning on the Closing Date and ending when the entire $600,000.00 deferred balance of the purchase price for the Intangible Assets has been paid in full, interest shall accrue on the outstanding balance of that purchase p@ at the rate of eight (8%) per annum.


              (2) Subject to the provisions of subparagraph I 0(b), the $600,000.00 deferred balance of the purchase price for the Intangible Assets, together with interest accruing thereunder as provided in subparagraph 10(a)l, shall be due and payable as follows: (i) the sum of $248,000.00 ($200,000.00 in principal and $48,000.00 in accrued interest)
    shall be due and payable on the first anniversary the after Closing Date;
    (ii) the sum of $232,000.00 ($200,000.00 in principal and $32,000.00 in accrued interest) shall be due and payable an the second anniversary after the Closing Date; (iii) the sum of $216,000-00 ($200,000.00 in principal and $16,000.00 in accrued interest) shall be due and payable on the third anniversary after the Closing Date.

                   (i) If Buyer fails to pay any amount of principal or interest due pursuant to this subparagraph 10(a)(2) within ten (10) days after the date when due, and if Seller notifies Buyer in writing of that default and Buyer fails to cure that default within ten (10) days after receipt of that written notice from Seller, then Seller shall have the right at any time prior to the moment when Buyer cures that default, to declare (and thereby cause) the entire unpaid balance of the purchase price to be immediately due and payable.

                  (ii) Buyer's deferred payment obligation as set forth in this subparagraph 10(a)(2) shall be unsecured.

         (b) Donnelly is the owner of the franchise issued by Franchiser with respect to Seller's Business, and Donnelly has played an important personal role in establishing the goodwill of Seller's Business. Buyer believes that the continued employment of Donnelly by

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Buyer after Closing is important to the continued success of the purchased business. In order for Buyer to receive the full benefit of the goodwill being purchased by Buyer from Seller, it will be necessary for Donnelly to complete at least three full years of employment for Buyer subsequent to Closing. Donnelly has agreed to continue work for Buyer for a period of five years after Closing under terms and conditions to be established by mutual agreement between Donnelly and Buyer prior to Closing. Seller and Buyer agree that a would be very difficult for Buyer to establish the exact measure of Buyers damages if Donnelly was to fail to complete all or any portion of Donnelly's required three years of continued employment by Buyer. Seller and Buyer further agree that subparagraphs 1 0(b)(1) through 1 0(b)(3) reflect a reasonable estimate of those damages suffered by Buyer.

              (1) If Donnelly fails to complete at least one full year of employment with Buyer after Closing, then a reasonable estimate of the damages suffered by Buyer as a result of that failure is the entire $600,000.00 deferred portion of the purchase price otherwise being paid to Seller by Buyer for the Intangible Assets pursuant to subparagraphs 10(a)(1) and I 0(a)(2), and Buyer thereafter shall have no obligation to pay any amount of principal or interest to Seller pursuant to subparagraphs 10(a)(1) and 10(a)(2).

              (2) If Donnelly completes at least one full year of employment with Buyer after Closing but fails to complete at least two full years of employment with Buyer after Closing, then a reasonable estimate of the damages suffered by Buyer as a result of that failure is the $400,000.00 amount of principal (plus accrued interest) otherwise being paid to Seller by Buyer for the Intangible Assets subsequent to the first anniversary after the Closing Date, and Buyer shall have no obligation to pay any amount of principal or interest to Seller pursuant to subparagraphs 1 0(a)(1) and 1 0(a)(2) other than the amount of principal and interest which is due and payable on the first anniversary after Closing.

              (3) If Donnelly completes at least two full years of employment with Buyer after Closing but fails to compete at least three full years of employment with Buyer after Closing, then a reasonable estimate of the damages suffered by Buyer as a result of that failure is the $200,000.00 amount of principal (plus accrued interest) otherwise being paid to Seller by Buyer for the Intangible Assets subsequent to the second anniversary after the Closing Date, and Buyer shall have no obligation to pay any amount of principal or interest to Seller pursuant to subparagraphs 1 0(a)(1) and 1 0(a)(2) other than the amount of principal and interest which is due and payable on the second anniversary after Closing.

              (4) For purposes of subparagraphs I 0(b)(1) through 1 0(b)(3), Donnelly shall be deemed to have failed to complete a particular period of employment with Buyer only if Donnelly's employment is terminated for one of the following reasons: (1) Donnelly resigns employment for a reason other than death or permanent and substantial disability, or (ii) Buyer fires Donnelly with "good cause". For purposes of the preceding sentence, any one or more of the following shall constitute "good cause" for Buyer to fire Donnelly: (A) any failure or refusal by Donnelly to perform all of the material duties and responsibilities which are reasonably associated with Donnelly's employment by Buyer, or (B) the commission by Donnelly of any material act of malfeasance or misfeasance in the performance of his employment duties and responsibilities; or
(C) any failure or refusal by Donnelly to comply with each and all of the

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material terms and conditions of the employment agreement entered into between
Donnelly and Buyer. If Donnelly's employment by Buyer is terminated by Donnelly's death or permanent and substantial disability or if Buyer fires Donnelly without "good cause", then Donnelly shall be deemed to have completed at least three full years of employment with Buyer for purposes of subparagraphs 1 0(b)(1) through 1 0(b)(3).

              (5) The execution, at or pdor to Closing, of an employment agreement between Donnelly and Buyer which contains terms and conditions satisfactory to Donnelly and Buyer, shall be an absolute condition precedent to all obligations of Buyer and Seller under this Agreement.


         (c) In order for Buyer to receive the full benefit of the intangible good vail being purchased by Buyer, it will be necessary for Seller to perform no-charge repair work and vehicle warranty work with respect to vehicles repaired or sold by Seller pdor to Closing. In partial consideration of the $3,300,000.00 amount being paid by Buyer for the Intangible Assets, Seller agrees to reimburse Buyer for the cost of repair and warranty services which are not covered by factory warranty and which are performed by Buyer within three
(3) months after Closing in order to satisfy: (i) customers who are dissatisfied with repair services provided by Seller prior to Closing, and (ii) warranty claims with respect to new or used vehicles purchased from Seller prior to Closing.

    11. BULK TRANSFERS- ft is the intention of the parties that this transaction comply with Division Six of the Nevada Uniform Commercial Code, more commonly known as Uniform (1) Commercial Code - Bulk Transfers, and Seller shall take all actions necessary to comply therewith.

    12. LIMITATION ON LIABILITIES ASSUMED. Except as provided in subparagraph 3(d), Paragraph 8 and Paragraph 9, Buyer shall not, by season of this Agreement or Buyer's purchase of the Purchased Assets, take responsibility for any liabilities, debts or obligations of Seller (including Seller's trade payables, account payables, obligations to employees, or tax liabilities).

    13. WARRANTIES Of Seller. Dick Donnelly and Seller make the following warranties to Buyer, with the intent that Buyer rely thereon:

         (a) CORPORATE ORGANIZATION. Seller is a corporation organized, validly exiting, and in good standing under the laws of the State of Nevada. Seller is qualified to do business in the State of Nevada, and has full power and authority to own, use, and sell its assets.

         (b) CORPORATE AUTHORITY. Seller's board of directors and shareholders have authorized the execution and delivery of this Agreement to Buyer and the carrying out of its provisions. This Agreement will not violate any judicial, governmental or administrative decree, order, writ, injunction, or judgment, and will not conflict with or constitute a default under Seller's bylaws, or any contract, agreement, or other instrument to which Seller is a party or by which k may be bound.

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         (c)  EMPLOYEE ISSUES.  No employees of Seller are members of any union. Within 1 0 days after the date of this Agreement, Seller shall provide to Buyer the following: (i) a census of Seller's employees, (ii) a written disclosure of all benefits made available to Seller's employees (including qualified and non-qualified retirement plans), and (iii) access to all personnel files for soles employees. All employee benefit plans maintained by seller for its employees shall be fully funded pdor to Closing. Seller shall pay all wages, commissions, accrued vacation pay and other accrued compensation earned by Seller's employees prior to Closing (together with all accrued FICA and withholding taxes). Seller shall terminate the employment of all of Sellers employees effective as of the close of business on the Closing Date. At Buyer's sole discretion, Buyer may (but shall not be obligated to) hire any of Seller's employees. Seller will not, for a period of two years following Closing, employ or offer employment to any of Seller's terminated employees unless Buyer shall fail to employ such employees or shall subsequently terminate such employees.

         (d) UNDISCLOSED LIABILITIES AND CONTRACTUAL COMMITMENTS. Except as otherwise disclosed in this Agreement (or in an attached Exhibit), the following statements are true as of the date of this Agreement and shall be true at
Closing: (i) Seller does not have any liabilities which might have a material impact on Buyers use of the Purchased Assets, (ii) Seller is not a party to any contracts or commitments which might have a material impact on Buyers use of the Purchased Assets, (iii) no law suit or action, administrative proceeding, arbitration proceeding, governmental investigation, or other legal or equitable proceeding of any kind is pending or threatened against Seller which might adversely affect the value of the Purchased Assets, and (iv) Seller has all licenses, permits and authorizations required by any federal, state or local governmental or regulatory agency in order to operate Seller's Business, and knows of no reason why any such license or permit might be subject to revocation. If any claim is asserted against Buyer after Closing with respect to any obligation of Seller which Seller has failed to disclose to Buyer in writing, or which Seller has disclosed but failed to pay, then Buyer shall give prompt written notice of that claim to Seller. Seller shall indemnity Buyer with respect to all such obligations.

         (e) CONDITION OF EQUIPMENT. Each item of the Equipment shall be in good operating condition at Closing. Seller will continue to perform routine maintenance and repairs with respect to the Equipment pdor to Closing. Buyer shall have thirty days after Closing within which to advise Seller in writing if any item of Equipment is not in good operating condition at Closing, and Seller shall thereupon be obligated to repair or replace that item (or reimburse Buyer for doing so).

         (f) GOOD TITLE. Seller has, and shall transfer to Buyer at Closing, good and marketable title to all of the Purchased Assets, free and clear of all security interests, liens, equitable interests, leases, assessments, restrictions, reservations, or other burdens of any kind. All current and accrued taxes which may become a lien against any of the Purchased Assets shall have been paid by Seller prior to Closing (including property taxes, sales taxes and excise taxes).

         (g) NO TOXIC MATERIALS DISCHARGED. Upon the execution of this Agreement, Seller at its cost shall engage an appropriate environmental firm which is acceptable to Buyer to conduct an investigation and produce a Phase One Environmental Report regarding the

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Business Real Property.  In addition, Seller shall make available to Buyer copies of all other environmental reports and certificates (of which Seller has knowledge) with respect to the Business Real Property. If the Phase One Environmental Report discloses any likelihood of contamination, Seller shall have until the Closing Date to remedy that contamination (unless Buyer waives the requirement for remediation). In the event ft is apparent that a remedy can not be completed by the Closing Date, then Seller can either elect to rescind the transaction in its entirely or place sufficient funds into the escrow at the Closing Date to cover the expense of the required remedy.

              Except as disclosed by Seller on Exhibit "C" attached hereto,
(i) no activity in connection with Seller's Business pdor to Closing shall have produced any to)dc materials, the presence or use of which upon the Business Real Property would violate any federal, state, local or other governmental law, regulation or order or would require reporting to any governmental authority and
(ii) the Business Real Property is otherwise free and clear of any toxic materials. For purposes or this subparagraph (h), the phrase "toxic materials" shall include but not be limited to any and all substances deemed to be pollutants, toxic materials or hazardous materials under any state or federal law.

         (h) FRANCHISORS CONSENT. Seller shall take all actions which are reasonably necessary on Seller's part to obtain the consent of the Franchiser to the issuance to Buyer of an exclusive franchise for the sale of new Lincoln, Mercury, Audi, Suzuki and Isuzu vehicles in the same geographical area as Sellers current franchise in Reno and Sparks, Nevada.

         (i) INDEMNIFICATION FOR BREACH OF WARRANTIES. Dick Donnelly and Seller shall indemnity Buyer against all losses, damages and costs (including attorney fees and court costs) relating to any warranty made by Seller in this Agreement which is false, misleading, incomplete or inaccurate (either on the date of this Agreement or at the time of Closing). If at any time prior to Closing Seller determines that any warranty made by Seller in this Agreement is incorrect, incomplete or misleading, then Seller shall advise Buyer of that fact and shall provide to Buyer in writing whatever other information shall be necessary to cause that warranty to be correct, complete and not misleading.

    14. CONDUCT OF BUSINESS PENDING CLOSING. Seller warrants that during the period beginning on the date of this Agreement and ending at Closing: (i) Seller shall continue to operate Seller's Business in the usual and ordinary course, and in substantial conformity with all applicable laws, ordinances, regulations, rules or orders; (ii) Seller shall not allow any liens to be placed against any of the Purchased Assets unless those liens are discharged pdor to Closing; (iii) Seller shall not take any action which may cause a material adverse change in the operations of Seller's Business; (iv) Seller shall not conduct any sale which shall use the words or phrases "Going Out of Business Sale* or other words or phrases having similar meanings; (v) Seller shall use its best efforts to preserve the value of the Lincoln, Mercury, Audi, Suzuki and Isuzu franchise in Reno and Sparks, Nevada.

    15. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby makes the following representations and warranties to Seller, with the intent that Seller rely thereon:

         (a) ORGANIZATION. Lithia Motors, Inc. is a corporation organized, validly existing and in good standing under the laws of the State of Oregon, and is entitled to own property and to carry on its business.

         (b) AUTHORITY. This Agreement must be authorized by the board of directors of Lithia Motors, Inc. within (10) days after the date of this agreement. This Agreement will not violate the provision of any judicial, governmental or administrative decree, order, writ, injunction, or judgment, or conflict with or constitute a default under, the Article or bylaws of Lithia Motors, Inc., or any contract, agreement, or other instrument to which Lithia Motors, Inc. is a party.

    16. ADDITIONAL CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of Buyer to close this transaction is subject to each of the following conditions (each of which is for the benefit of Buyer and may be waived by Buyer), and Buyer shall have the right to rescind this Agreement if any of the following conditions is not satisfied in accordance with its terms:

         (a) Buyer shall have obtained from Franchiser, prior to the Final Closing Date, an exclusive franchise to sell new Lincoln, Mercury, Audi, Suzuki and Isuzu vehicles in the same geographical area as Seller's current franchise in Reno and Sparks, Nevada (as evidenced by the issuance to Buyer by Franchiser of an appropriate Dealership Sales and Service Agreement, and the approval of Buyer as the publicly owned Dealer-Operator of the franchise), and Buyer agrees to use its best reasonable efforts to obtain that franchise.

         (b) Buyer shall be reasonably satisfied with any facility improvement requirements which are imposed by Franchiser.

         (c) Buyer shall have been permitted to inspect the business real property. All leases and subleases which are necessary for the beneficial use by Buyer of the Business Real Property shall be closed concurrently with this transaction under terms and conditions which are acceptable to Buyer. Buyer shall have been reasonably satisfied with the physical condition of the business real property, and with all aspects of the business real property.

         (d) All of Seller's agreements and warranties set forth in this Agreement shall be true, correct, complete and not misleading at Closing; provided that Buyer's decision to dose this transaction shall not release Seller from liability to Buyer for any warranty which is subsequently determined to be incorrect, incomplete or misleading.

         (e) Buyer is satisfied with the kind, quality and/or value of the items listed on Exhibit "A", and does not notify Seller to the contrary pursuant to Paragraph 6.

         (f) This agreement, shall have been authorized by the board of directors of Lithia Motors Inc. within 10 days after the date of this agreement.

    17. CLOSING. The parties shall make all reasonable effort to dose the purchase and sale under this Agreement at or before 5:00 p.m., Pacific Standard Time, on or before the Final

Closing Date, at the offices of Capital City Escrow, Inc. in Sacramento, California, or at such other location as shall be selected by mutual agreement of the parties.

         (a) The parties agree to establish a dosing escrow account at Capital City Escrow, Inc. in Sacramento, California, (the "Closing Escrow Agent').
Buyer and Seller each shall pay one-half (1/2) of the closing escrow fees.
Buyer and Seller agree to execute whatever reasonable escrow instructions may be required by Closing Escrow Agent in connection with this transaction. In the event of any conflict between those escrow instructions and this Agreement, the terms of this Agreement shall prevail. Upon the execution of this Agreement, Buyer shall deliver to Closing Escrow Agent the sum of $300,000.00 (the deposit), which amount shall immediately be placed into an interest bearing account. The deposit plus interest shall be credited to Buyer and shall be applied against the purchase price for the Equipment at Closing as provided in Paragraph 6, or if the Closing fails to occur, then the deposit shall be disbursed as set forth hereinafter.

         (b) In all events, the Closing of the transaction contemplated under this Agreement shall occur (if at all) on or before the Final Closing Date.

         (c) If this transaction closes as provided herein, then actual possession and all risk of loss, damage or destruction with respect to the Purchased Assets, shall be deemed to have been delivered to Buyer at 11:59 p.m., Pacific Standard Time, on the Closing Date.

         (d) At Closing, and coincidentally with the performance of the obligations to be performed by Buyer at Closing, Seller shall deliver to Buyer the following: (i) all bills of sale, assignments and other instruments of transfer, in form and substance reasonably satisfactory to Buyer, which shall be necessary to convey the Purchased Assets to Buyer; and (ii) all other documents required under this Agreement.

         (e) At Closing, and coincidentally with the performance of all obligations required of Seller at Closing, Buyer shall deliver to Seller the following: (i) payment for the Purchased Assets; and (ii) all other payments and documents required under this Agreement. Buyer shall be responsible for all sales taxes payable in connection with the transaction.

         (f)  If Closing does not take place on or before the Final Closing
Date because there has been a failure of any condition precedent set forth in Paragraph 16 or because Seller has elected to rescind the Agreement pursuant to subparagraph 13(g), then: (i) all rights and obligations of both parties under this Agreement shall terminate, (ii) Buyer shall be entitled to a refund of the entire $300,000.00 earnest money deposit (and interest earned thereon) referred to in subparagraph 6(b), and (iii) this Agreement and all predecessor agreements shall thereafter be void and of no effect.

         (g) If Closing does not take place on or before the Final Closing Date because of Buyer's material breach of this Agreement, then the $300,000.00 earnest money deposit delivered by Buyer to the Closing Escrow Agent (together with all interest earned thereon while held by the Closing Escrow Agent) shall be forfeited to Seller as Seller's sole and exclusive remedy for Buyers breach, and Seller shall have no other rights or remedies against Buyer by reason of that breach. THIS SUM REPRESENTS A REASONABLE ESTIMATE BY BUYER
AND SELLER OF SELLER'S DAMAGES IN THE EVENT OF SUCH A DEFAULT, IT BEING EXTREMELY DIFFICULT TO ASCERTAIN SELLER'S PRECISE DAMAGES. If Closing does not take p@ on or before the Final Closing Date because of Seller's material breach of this Agreement, then Buyer shall be entitled to: (i) a refund of the entire $300,000.00 earnest money deposit previously delivered by Buyer to the Closing Escrow Agent (together with all interest earned thereon while held by the Closing Escrow Agent ), (ii) any and all other rights and remedies for that breach which are specified in this Agreement or which may be provided by law or in equity.

         (h) Both parties agree to make a good faith effort to execute and deliver all documents and complete all actions necessary to consummate this transaction.

    18. SELLER'S ACCOUNTS RECEIVABLE. For a period of 6 months after Closing, Buyer shall, on Seller's behalf, and at no-charge to Seller, accept any payment with respect to Seller's customer receivables and other receivables arising out of the operation of Seller's Business pdor to Closing. All collected receivables from vehicle sales shall be delivered to Seller within ten (1 0) days after collection, and all other collected receivables shall be delivered to Seller on a monthly basis. Buyer shall have no obligation to undertake collection efforts with respect to Sellers receivables, and Buyer's only obligation shall be to account for and pay over Seller's receivables which are actually received by Buyer.

    19. SURVIVAL OF REPRESENTATIONS. All representations, warranties, indemnification obligations and covenants made in this Agreement shall survive the Closing, and shall remain in effect until the expiration of the latest period allowable in any applicable statute of limitations.

    20. ASSIGNMENT BY BUYER. Lithia Motors, Inc. shall have the right to assign all rights and obligations of Lithia Motors, Inc. as 'Buyer" under this Agreement. In the event of any such assignment, the assignee shall assume all rights and obligations of the Buyer under this Agreement, and Lithia Motors, Inc. shall remain jointly liable for all obligations of the Buyer.

    21. LEASE AND/OR PURCHASE OF BUSINESS REAL PROPERTY. As a condition to the Closing of the transaction contemplated under this Agreement, Buyer (or a related entity) is leasing the Sparks Business Real Property under the following general terms and conditions, and Buyer's obligation to close the transaction contemplated under this Agreement shall be subject to the condition that Buyer is simultaneously able to enter into an agreement with the owner of the Sparks Business Real Property which allows Buyer to lease the Sparks Business Real Property under the following general terms and under such additional terms as are reasonably satisfactory to Buyer

         (a) Five year initial lease term, with Buyer having nine subsequent 5 year options to renew (for a total potential lease term of 50 years).

         (b) Lease amount for first five years of $16,000.00 on a triple net basis. Increase in basic lease amount for @ five years based on changes in CPI for Reno during first five years, with the maximum increase being 10%. Similar CPI adjustment (limited to 10% over five years) for each successive five year option period (with the maximum increase for each five year period being 10%).

         (c) At any time during initial 5 year lease term, Buyer will have right to exercise option to purchase Sparks Business Real Property for $1,850,000.00. When purchase option expires market price applies. If Buyer exercises option, parties obligated to dose transaction no earlier than 6 months and no later than 9 months after date of notice of exercise of option. Full purchase price for property shall be payable at closing of purchase. Seller must convey the Sparks Business Real Property free of all liens and encumbrances.





    22.  Miscellaneous.
         (a) There are no oral agreements or representations between the parties which affect this transaction, and this Agreement supersedes all previous negotiations, warranties, representations and understandings between the parties. True copies of all documents referenced in this Agreement are attached hereto. If any provision of this Agreement shall be determined to be void by any court of competent jurisdiction, then that determination shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any provision of this Agreement is capable of two constructions, only one of which would render the provision valid, then the provision shall have the meaning which renders R valid. The paragraph headings in this Agreement are for convenience purposes only, and do not in any way define or construe the contents of this Agreement.

         (b) This Agreement shall be governed and performed in accordance with the laws of the state of Nevada. Each of the parries hereby irrevocably submits to the jurisdiction of the courts of Washoe County, Nevada, and agrees that any legal proceedings wkh respect to this Agreement shall be filed and heard in the appropriate court in Washoe County, Nevada.

         (c) This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute a single instrument, when signed by both of the pa@. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parries.

         (d) Waiver by either party of strict performance of any provision of this Agreement shall not be a waiver of, and shall not prejudice the party's right to subsequently require strict performance of, the same provision or any other provision. The consent or approval of either party to any act by the other party of a nature requiring consent or approval shall not render unnecessary the consent to or approval of any subsequent similar act.

         (e) All notices provided for herein shall be in writing and shall be deemed to be duly given when mailed by linked States certified mail, postage prepaid, to the last-known address of the party entitled to receive the notice, or when personally delivered to that party.

         (f)  Time is of the essence to this Agreement.

         (g) Should any party hereto institute any action or proceedings to enforce or interpret any provision hereof, or for damages by reason of any alleged breach of any provision of this Agreement, the prevailing party shall be entitled to recover from the losing party or pa@ such amount as the court may adjudge to be reasonable attorney's fees for services rendered to the prevailing party in such action or proceeding. The term "prevailing party" as used in this section shall include, without limitation, any party who is made a defendant in litigation in which damages and/or other relief may be sought against such party and a final judgment or dismissal or decree is entered in such litigation in favor of such party defendant.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

SELLER: DICK DONNELLY LINCOLN, MERCURY, AUDI, SUZUKI AND ISUZU, a Delaware corporation.


By/s/RICHARD M. DONNELLY                              JULY 8, 1997
---------------------------------------               --------------------------
Richard M. Donnelly, President                               Dated

Richard M. Donnelly


/s/RICHARD M. DONNELL                                 JULY 8, 1997
---------------------------------------               --------------------------
Richard M. Donnelly                                          Dated


By/s/BRAD GRAY                                        JULY 8, 1997
---------------------------------------               --------------------------
  Brad Gray, Executive Vice President                        Dated




      EXHIBIT "A" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

       Between DICK DONNELLY LINCOLN, MERCURY, AUDI, SUZUKI AND ISUZU,
                            INC., as "Seller", and
                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

      LIST OF EQUIPMENT, FURNITURE AND FIXTURES BEING RETAINED BY SELLER

                      [SEE ____ PAGES ATTACHED HERETO.]

      EXHIBIT "B"' TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

       Between DICK DONNELLY LINCOLN, MERCURY, AUDI, SUZUKI AND ISUZU,
                            INC., as "Seller", and
                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

                LISTING OF LEASES AND AGREEMENTS BEING ASSUMED

                      [SEE ____ PAGES ATTACHED HERETO.]


      EXHIBIT "C" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

  Between RENO LINCOLN, MERCURY, AUDI, SUZUKI AND ISUZU, INC., as "Seller",
                and LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

                        DISCLOSURE OF TOXIC MATERIALS

                      [SEE ____ PAGES ATTACHED HERETO.]



                                     Page 17 of 17